AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 6, 2015

Registration Statement File No. 333-43485

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Post-Effective Amendment No. 3 to Form S-3 Registration Statement No. 333-43485
UNDER
THE SECURITIES ACT OF 1933
_______________________________

SAPIENT CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	04-3130648
(State or other jurisdiction of	(I.R.S. Employer Identification
incorporation or organization)	Number)

131 Dartmouth Street
Boston, MA 02116
(617) 621-0200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
_______________________________

Joseph A. LaSala, Jr.
Senior Vice President
General Counsel & Secretary
Sapient Corporation
131 Dartmouth Street
Boston, MA 02116
(617) 621-0200
 (Name, address, including zip code, and telephone number,
including area code, of agent for service)
_______________________________

Copies of all communications, including all communications sent to the agent for service, should be sent to:
Adam O. Emmerich, Esq.
Edward J. Lee, Esq.
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
(212) 403-1000
_______________________________

Not applicable.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    [  ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.    [  ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [  ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    [   ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    [  ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    [  ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statement on Form S-3 (the “Registration Statement”) of Sapient Corporation, a Delaware corporation (the “Company”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”):

●
Registration No. 333-43485, initially filed with the SEC on December 30, 1997, as amended by Amendment No. 1 thereto, filed with the SEC on April 10, 1998, and Amendment No. 2 thereto, filed with the SEC on January 26, 1998.

On February 6, 2015, pursuant to an Agreement and Plan of Merger, dated as of November 1, 2014 (the “Merger Agreement”), among Sapient Corporation, a Delaware corporation (the “Company”), Publicis Groupe S.A., a French société anonyme (“Parent”), and 1926 Merger Sub Inc., a Delaware corporation and wholly owned indirect subsidiary of Parent (“Purchaser”), Purchaser merged with and into the Company, with the Company surviving as a wholly owned indirect subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to the Registration Statement.  In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offering, the Company hereby removes from registration any and all of such securities of the Company registered but unsold under the Registration Statement.  The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on this 6th day of February, 2015.

SAPIENT CORPORATION

By:	/s/ Joseph A. LaSala, Jr.
Joseph A. LaSala, Jr.
Senior Vice President, General Counsel and Secretary

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

[Signature Page to Post-Effective Amendment to Form S-3, Registration No. 333-43485]